UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 9, 2009

HELIX WIND, CORP.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-52107 (Commission File Number)	20-4069588 (IRS Employer Identification No.)

1848 Commercial Street
San Diego, California 92113
 (Address of Principal Executive Offices, Zip Code)

(877) 246-4354
(Registrant's Telephone Number, Including Area Code)

____________________________________________
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 9, 2009, Helix Wind, Corp., a Nevada corporation (“Helix”), entered into an asset purchase agreement (“Purchase Agreement”) to purchase all of the assets of Abundant Renewable Energy, LLC, an Oregon limited liability company (“ARE”) and Renewable Energy Engineering, LLC, an Oregon limited liability company (“REE”, and together with ARE, the “Companies”) for an aggregate purchase price from $4 million to $6.5 million (depending on the fulfillment of certain financial projections). Helix will also assume certain liabilities associated with the purchased assets. At the closing of the acquisition, Helix will pay ARE $2.2 million in cash to be used to pay certain claims and liabilities to be approved by the U.S. Bankruptcy Court for the District of Oregon (the “Court”) that is supervising ARE’s bankruptcy.  Of this payment, up to a maximum of $345,000 may be used to pay certain claims of the Companies’ principals and their affiliates. At the closing, Helix will also issue shares of common stock worth $1.8 million to ARE (“Closing Date Shares”) that are to be valued at the average closing bid price per share for the immediate prior 30 day period (“Stock Value”).  Within five business days of Court approval of ARE’s plan of reorganization, or other court order (the “Plan”), Helix will deposit into escrow shares of its common stock with a current fair market value (as approved by the Court) equal to $500,000 (“Deposit Shares”).

ARE will be entitled to receive shares of Helix common stock equal to $750,000 (determined at the lower price per share of the Stock Value or the average closing bid price per share for the 30-day period immediately prior to the issuance date, subject to ARE’s financial projections for calendar 2010 and 2011 meeting certain agreed upon targets (“Earn-Out Shares”). ARE will also be entitled to receive shares of Helix common stock worth $500,000 (determined at the lower price per share of the Stock Value or the average closing bid price per share for the 30-day period immediately prior to the issuance date) if ARE’s 2010 and 2011 financial projections are exceeded by at least 50%, or common stock worth $1 million if such projections are exceeded by at least 100% (“Bonus Shares”).  The Closing Date Shares, Earn-Out Shares, Deposit Shares and Bonus Shares will be issued promptly following the applicable period and will be subject to restrictions on sale that will expire 12 months following the issuance date of such shares.

The closing of the acquisition will occur on the earlier of seven business days after the consummation by Helix of a minimum $5 million capital raise or November 1, 2009.

The Purchase Agreement contains customary representations, warranties and covenants of the parties. The indemnification for certain losses extends for 18 months from the closing, except for tax matter representations, and the Companies and its principals are not liable for indemnification unless the aggregate liability for a claim exceeds $100,000 and then with further limitations. Consummation of the acquisition is subject to the satisfaction of certain closing conditions as set forth in the Purchase Agreement, including the delivery by ARE of audited financial statements which are compliant with SEC rules and regulations and do not contain adverse material changes. If Helix fails to consummate the acquisition, other than for the Companies’ non-compliance with the terms of the definitive asset purchase agreement, the Deposit Shares will be forfeited to ARE provided the Court has approved the Plan and Helix then fails to consummate the acquisition of ARE’s assets.

Until the earlier of the closing of the acquisition or the termination of the Purchase Agreement, the Companies and their principals agree not to solicit or engage in any discussions or negotiations or engage in any transaction with any third party concerning the purchased assets, the Companies or their respective business.

The shares of Helix stock issued pursuant to the Purchase Agreement will be subject to a 12-month lock-up agreement.

Prior to closing, Helix will negotiate the terms of and enter into an employment agreement with Robert Prius, and a consulting agreement with Helen Hull (“Hull”), principals of ARE. Also, prior to closing, Helix enter into a 12 month lease for premises owned by Hull for $1,500 per month, subject to a real estate broker’s confirming that such rental value is reasonable. Helix will also maintain, for at least 36 months, offices and facilities for engineering, design and testing of wind turbines within 40 miles of Newberg, Oregon.

For all the terms and conditions of the Purchase Agreement and the form of Lock Up Agreement, reference is hereby made to such documents annexed hereto as Exhibits 10.1 and 10.2, respectively.  All statements made herein concerning the foregoing are qualified by reference to said Exhibits.

Item 8.01 Other Events

The  disclosure set forth above under Item 1.01 (Entry Into a Material Definitive Agreement) is hereby incorporated by reference into this Item 8.01.

On September 15, 2009, Helix issued a press release announcing that it entered into the Purchase Agreement.  A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Section 9-Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit 10.1
Purchase Agreement, dated as of September 9, 2009, by and among Helix Wind, Corp., Helix Wind, Inc., Abundant Renewable Energy, LLC, Renewable Energy Engineering, LLC, Robert W. Preus and Helen M. Hull

Exhibit 10.2	Form of Lock Up Agreement

Exhibit 99.1	Press Release, dated September 15, 2009, issued by Helix Wind, Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELIX WIND, CORP.

By: /s/ Ian Gardner
Name: Ian Gardner
Title: Chief Executive Officer

Date:  September 15, 2009